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                                                                  Exhibit 12.1


                       SARA LEE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN MILLIONS EXCEPT RATIOS)

                                                      Year Ended
                                            --------------------------------
                                              June 28,           June 29,
                                                1997               1996
                                            -------------      -------------

Fixed charges:

   Interest expense                          $        202      $         228

   Interest portion of rental expense                  66                 68
                                            -------------      -------------
   Total fixed charges before
     capitalized interest                             268                296

   Capitalized interest                                12                 10
                                            -------------      -------------
     Total fixed charges                    $         280      $         306
                                            =============      =============

Earnings available for fixed charges:

   Income before income taxes               $       1,484      $       1,378

   Less undistributed income in
     minority owned companies                          (7)                (5)

   Add minority interest in majority-
     owned subsidiaries                                30                 36

   Add amortization of capitalized interest            23                 22

   Add fixed charges before capitalized
     interest                                         268                296
                                            -------------      -------------
     Total earnings available for
       fixed charges                        $       1,798      $       1,727
                                            =============      =============

Ratio of earnings to fixed charges                    6.4                5.6
                                            =============      =============